Exhibit 99.1

red violet Reports Second Quarter 2026 Financial Results

Record Revenue of $26.7 Million, an Increase of 23%; Record Cash Flow from Operations of $10.6 Million

BOCA RATON, Fla. – August 10, 2026 – Red Violet, Inc. (NASDAQ: RDVT), a leading identity intelligence and analytics company, today announced financial results for the quarter ended June 30, 2026.

“The demand we are seeing for identity intelligence has never been stronger, and red violet is exceptionally well positioned to capture it. In Q2, we added a record 447 new customers to IDI in a quarter where revenue, profitability, and cash flow all hit new highs,” stated Derek Dubner, red violet’s CEO. “Our success is rooted in our proprietary assets, including an AI-embedded architecture consisting of a unique entity resolution engine which fuels a differentiated identity graph, that continues to prove its value across consequential transactions in the economy. With no debt, more than $160 million in cash following our recently completed offering, and the strongest pipeline of strategic initiatives in the Company’s history, we are positioned to extend our leadership in ways that were not possible even twelve months ago. We remain disciplined in how we deploy capital, yet we have never been more confident in the opportunities ahead.”

Second Quarter Financial Results

For the three months ended June 30, 2026 as compared to the three months ended June 30, 2025:

•
Total revenue increased 23% to $26.7 million.
•
Gross profit increased 29% to $20.2 million. Gross margin increased to 76% from 72%.
•
Adjusted gross profit increased 25% to $22.9 million. Adjusted gross margin increased to 86% from 84%.
•
Net income increased 85% to $5.0 million, which resulted in earnings of $0.35 and $0.34 per basic and diluted share, respectively. Net income margin increased to 19% from 12%.
•
Adjusted EBITDA increased 48% to $11.2 million. Adjusted EBITDA margin increased to 42% from 35%.
•
Adjusted net income increased 58% to $7.2 million, which resulted in adjusted earnings of $0.51 and $0.50 per basic and diluted share, respectively.
•
Net cash provided by operating activities increased 42% to $10.6 million.
•
Cash and cash equivalents were $50.0 million as of June 30, 2026.

Second Quarter and Recent Business Highlights

•
Announced the August 2026 closing of an underwritten public offering of 1,916,667 shares of common stock, including 250,000 shares of common stock sold pursuant to the full exercise of the underwriters’ option, providing net proceeds of approximately $109.0 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, including potential strategic acquisitions.
•
Added a record 447 customers to IDI™ during the second quarter, ending the quarter with 10,869 customers.
•
Added 25,493 users to FOREWARN® during the second quarter, ending the quarter with 443,173 users. 660 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.
•
Purchased 74,500 shares of the Company’s common stock year to date through June 30, 2026, at an average price of $41.87 per share pursuant to the Company’s Stock Repurchase Program. As of June 30, 2026, the Company had $15.5 million remaining under the Stock Repurchase Program.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30 pm ET to discuss its quarterly results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including identity verification, risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our cloud-native, AI-embedded identity intelligence platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, enhance safety, and mitigate fraud and the related financial losses borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contact:

Steven Hooser
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and free cash flow ("FCF"). Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, income tax expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment, and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether red violet is exceptionally well positioned to capture the strong demand for identity intelligence; whether our proprietary assets will continue to provide their value across consequential transactions in the economy; whether our cash position and pipeline of strategic initiatives will allow us to extend our leadership in ways that were not possible twelve months ago; whether we will be able to deploy the net proceeds of our recent public offering effectively for working capital and general corporate purposes, including potential strategic acquisitions; and whether we will be able to execute on the opportunities ahead. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2025, filed on March 4, 2026, as may be supplemented or amended by the Company's other filings with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	June 30, 2026	December 31, 2025
ASSETS:
Current assets:
Cash and cash equivalents	$49,972	$43,557
Accounts receivable, net of allowance for doubtful accounts of $145 and $231 as of June 30, 2026 and December 31, 2025, respectively	12,904	10,697
Prepaid expenses and other current assets	2,359	2,281
Total current assets	65,235	56,535
Property and equipment, net	914	882
Intangible assets, net	41,196	39,264
Goodwill	5,227	5,227
Right-of-use assets	2,311	2,570
Deferred tax assets	4,618	6,585
Other noncurrent assets	847	949
Total assets	$120,348	$112,012
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,489	$1,977
Accrued expenses and other current liabilities	2,882	4,469
Current portion of operating lease liabilities	428	396
Deferred revenue	1,195	1,028
Total current liabilities	5,994	7,870
Noncurrent operating lease liabilities	2,219	2,396
Other noncurrent liabilities	523	820
Total liabilities	8,736	11,086
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of June 30, 2026 and December 31, 2025	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 14,114,395 and 14,151,350 shares issued and outstanding, as of June 30, 2026 and December 31, 2025	14	14
Additional paid-in capital	89,966	88,628
Retained earnings	21,632	12,284
Total shareholders' equity	111,612	100,926
Total liabilities and shareholders' equity	$120,348	$112,012

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$26,718	$21,774	$52,548	$43,777
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	3,818	3,501	7,637	7,162
Sales and marketing expenses	5,750	5,622	11,608	11,029
General and administrative expenses	8,268	7,253	16,167	13,427
Depreciation and amortization	2,787	2,647	5,597	5,197
Total costs and expenses	20,623	19,023	41,009	36,815
Income from operations	6,095	2,751	11,539	6,962
Interest income	394	339	738	647
Income before income taxes	6,489	3,090	12,277	7,609
Income tax expense	1,529	404	2,929	1,483
Net income	$4,960	$2,686	$9,348	$6,126
Earnings per share:
Basic	$0.35	$0.19	$0.66	$0.44
Diluted	$0.34	$0.18	$0.65	$0.42
Weighted average shares outstanding:
Basic	14,175,312	14,018,629	14,184,951	14,008,385
Diluted	14,464,461	14,553,282	14,436,339	14,528,789

(1) Share-based compensation expense in each category:
Cost of revenue (exclusive of depreciation and amortization)	$14	$-	$29	$-
Sales and marketing expenses	$147	$193	$375	$388
General and administrative expenses	2,075	1,634	3,882	3,035
Total	$2,236	$1,827	$4,286	$3,423

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,348	$6,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,597	5,197
Share-based compensation expense	4,286	3,423
Write-off of long-lived assets	1	2
Provision for bad debts	367	274
Noncash lease expenses	259	257
Deferred income tax expense	1,967	1,187
Changes in assets and liabilities:
Accounts receivable	(2,574)	(2,024)
Prepaid expenses and other current assets	(78)	(510)
Other noncurrent assets	102	(162)
Accounts payable	(488)	(293)
Accrued expenses and other current liabilities	(1,587)	(863)
Deferred revenue	167	94
Operating lease liabilities	(145)	(220)
Net cash provided by operating activities	17,222	12,488
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(168)	(252)
Capitalized costs included in intangible assets	(6,803)	(4,984)
Net cash used in investing activities	(6,971)	(5,236)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of vesting of restricted stock units	(714)	(727)
Repurchases of common stock	(3,122)	-
Dividend payable	-	(4,181)
Net cash used in financing activities	(3,836)	(4,908)
Net increase in cash and cash equivalents	$6,415	$2,344
Cash and cash equivalents at beginning of period	43,557	36,504
Cash and cash equivalents at end of period	$49,972	$38,848
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$531	$681
Share-based compensation capitalized in intangible assets	$888	$752
Retirement of treasury stock	$3,836	$727
Right-of-use assets obtained in exchange of operating lease liabilities	$-	$1,153

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF. Adjusted EBITDA is a financial measure equal to net income, the most directly comparable financial measure based on GAAP, excluding interest income, income tax expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment, and capitalized costs included in intangible assets.

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2026	2025	2026	2025
Net income	$4,960	$2,686	$9,348	$6,126
Interest income	(394)	(339)	(738)	(647)
Income tax expense	1,529	404	2,929	1,483
Depreciation and amortization	2,787	2,647	5,597	5,197
Share-based compensation expense	2,236	1,827	4,286	3,423
Acquisition-related costs	49	370	308	370
Litigation costs	81	4	185	13
Write-off of long-lived assets	-	1	1	3
Adjusted EBITDA	$11,248	$7,600	$21,916	$15,968
Revenue	$26,718	$21,774	$52,548	$43,777

Net income margin	19%	12%	18%	14%
Adjusted EBITDA margin	42%	35%	42%	36%

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except share data)	2026	2025	2026	2025
Net income	$4,960	$2,686	$9,348	$6,126
Share-based compensation expense	2,236	1,827	4,286	3,423
Amortization of share-based compensation capitalized in intangible assets	406	413	820	822
Acquisition-related costs	49	370	308	370
Litigation costs	81	4	185	13
Write-off of long-lived assets	-	1	1	3
Tax effect of adjustments(1)	(562)	(759)	(1,183)	(1,106)
Adjusted net income	$7,170	$4,542	$13,765	$9,651
Earnings per share:
Basic	$0.35	$0.19	$0.66	$0.44
Diluted	$0.34	$0.18	$0.65	$0.42
Adjusted earnings per share:
Basic	$0.51	$0.32	$0.97	$0.69
Diluted	$0.50	$0.31	$0.95	$0.66
Weighted average shares outstanding:
Basic	14,175,312	14,018,629	14,184,951	14,008,385
Diluted	14,464,461	14,553,282	14,436,339	14,528,789

(1)
The tax effect of adjustments is calculated using the expected combined federal and state statutory tax rate, which was approximately 26.00% for the three and six months ended June 30, 2026 and 2025. The resulting tax effect may differ from applying such rate to total adjustments due to the tax treatment of certain items. Beginning with our Annual Report on Form 10-K for the year ended December 31, 2025, we updated the methodology for determining the income tax effects of adjustments in calculating non-GAAP adjusted net income. Prior-period amounts have been revised to conform to the current methodology and presentation. These revisions did not affect our previously reported GAAP financial statements.

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2026	2025	2026	2025
Revenue	$26,718	$21,774	$52,548	$43,777
Cost of revenue (exclusive of depreciation and amortization)	(3,818)	(3,501)	(7,637)	(7,162)
Depreciation and amortization related to cost of revenue	(2,716)	(2,595)	(5,462)	(5,095)
Gross profit	20,184	15,678	39,449	31,520
Depreciation and amortization of certain intangible assets(1)	2,669	2,560	5,378	5,012
Adjusted gross profit	$22,853	$18,238	$44,827	$36,532

Gross margin	76%	72%	75%	72%
Adjusted gross margin	86%	84%	85%	83%

(1)
Depreciation and amortization of certain intangible assets primarily consists of the amortization of capitalized internal-use software development costs, which are included within intangible assets and amortized over their estimated useful lives.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP financial measure, to FCF:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$10,637	$7,487	$17,222	$12,488
Less:
Purchase of property and equipment	(105)	(202)	(168)	(252)
Capitalized costs included in intangible assets	(3,360)	(2,515)	(6,803)	(4,984)
Free cash flow	$7,172	$4,770	$10,251	$7,252

In order to assist readers of our condensed consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other items not indicative of our ongoing operating performance. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. We believe adjusted net income provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. Adjusted net income is a non-GAAP financial measure equal to net income, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and other items not indicative of our ongoing operating performance, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets. We believe adjusted gross profit provides useful information to our investors by eliminating the impact of certain non-cash depreciation and amortization, and primarily the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment, and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26
Customer metrics
IDI - billable customers(1)	8,743	8,926	9,241	9,549	9,853	10,022	10,422	10,869
FOREWARN - users(2)	284,967	303,418	325,336	346,671	372,209	390,018	417,680	443,173
Revenue metrics
Contractual revenue %(3)	77%	77%	74%	77%	75%	77%	75%	77%
Gross revenue retention %(4)	94%	96%	96%	97%	96%	95%	95%	95%
Other metrics
Employees - sales and marketing	93	95	90	92	105	99	104	104
Employees - support	11	11	11	11	11	12	13	13
Employees - infrastructure	29	28	29	29	32	37	36	35
Employees - engineering	58	57	62	63	66	73	77	79
Employees - administration	26	25	24	28	28	29	30	30

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions; however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.